Exhibit 19.1
LAKELAND FINANCIAL CORPORATION
INSIDER TRADING AND SECTION 16 POLICY
Statement of Policy
Directors, officers and employees (each, a “Covered Person”) of Lakeland Financial Corporation and its subsidiaries (collectively, the “Company”), and the Company itself, must not, directly or indirectly, purchase, sell or otherwise dispose of Company securities in violation of insider trading laws, rules and regulations, and any listing standards applicable to the Company.
Without limiting the generality of the foregoing, Covered Persons and the Company may not purchase, sell or otherwise dispose of Company securities while in possession of material, nonpublic information about the Company or its securities, other than transactions made in accordance with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This prohibition extends to gifts that would violate applicable insider trading laws, such as certain donations of securities that are made when the donor is aware of material nonpublic information about the security or the Company, and knows (or is reckless in not knowing) that the donee would sell the securities prior to the disclosure of such information
In addition, directors and executive officers of the Company must comply with Section 16 of the Securities and Exchange Act, and the rules and regulations thereunder, including by filing reports regarding changes in beneficial ownership of Company securities. Violations or failure to comply with these restrictions can result in SEC enforcement action against the director or executive officer.
Insider Trading Concepts
“Material Information” means any information where there is a substantial likelihood that a reasonable investor would consider the information significant, or where there is a substantial likelihood that the information would be viewed by a reasonable investor as significantly altering the total mix of available information regarding the Company or its securities. Either good or bad information may be material. If you are unsure whether the information is material, assume it is material.
Examples of material information typically include, but are not limited to:
•Company financial performance;
•Estimates of future earnings or losses;
•Events that could result in restating financial information;
•A proposed acquisition or sale;
•Changes in dividend policies;
•Declaring a dividend or stock split; or
•Beginning or settling a major lawsuit.
“Nonpublic Information” is information regarding the Company or its securities that has not yet been disseminated in a manner making it available to investors generally, such as in a widely distributed Company press release or in one of the Company’s public filings with the SEC. For purposes of this policy, information regarding the Company and its securities will generally continue to be considered “nonpublic information” until at least two full trading days have elapsed since the information was publicly disclosed by the Company.

Exhibit 19.1
Trading Guidelines
Prohibition Against Trading While in Possession of Material Nonpublic Information
Covered Persons may not purchase or sell Company securities when they are aware of any material, nonpublic information about the Company. Covered Persons also must not “tip” or otherwise give material, nonpublic information to anyone, including, without limitation, immediate family members, friends or anyone acting for you (such as a stock broker).
Pre-Clearance Policy for Transactions
Whenever any director, executive officer or other employee of the Company who is designated by the Company’s General Counsel and informed in writing of such designation (each, a “Pre-Clearance Person”) undertakes any purchase, sale or otherwise disposition of Company securities, the pre-clearance procedures described further below in this policy must be followed. In addition, these procedures must be followed in the case of any such transaction by a Pre-Clearance Person’s immediate family members and any other person (relative or non-relative) over which a Pre-Clearance Person may directly or indirectly exert investment powers. Immediate family members generally include all relatives that reside with you. In addition, if the trading activity of any person provides indirect benefit to you, the transactions must be reported in accordance with these procedures. For example, if you provide financial assistance to a person and their sale or purchase of stock allows your financial assistance to be materially changed, then it must be reported. If you have any question regarding the definition of a Pre-Clearance Person, contact the General Counsel for clarification.
Trading Restrictions – Blackout Periods
Pre-Clearance Persons are prohibited from purchasing, selling or otherwise disposing of any Company securities during the period beginning 10 business days prior to the conclusion of each fiscal quarter and concluding two full trading days following the public release of earnings by the Company with respect to such fiscal quarter. The Company generally releases earnings on the 25th day of the month following quarter end. If the 25th is not a business day, earnings will generally be released the following business day. In addition, Pre-Clearance Persons are prohibited from purchasing, selling or otherwise disposing of any Company securities during any other period specified by the Company’s General Counsel and communicated to such Pre-Clearance Persons in writing. Pre-Clearance Persons should contact the General Counsel with any questions of interpretation on this matter. This prohibition does not apply to (i) stock option exercises involving a cash purchase of option shares at a pre-established price, or (ii) transactions made in accordance with Rule 10b5-1(c) under the Exchange Act.
Mandatory Pre-Clearance Procedures
Pre-Clearance Persons are subject to mandatory pre-clearance procedures. This includes all immediate family members and requires that they not engage in any purchase, sale or other disposition of Company securities as described above without first obtaining pre-clearance of the transaction from the Company’s General Counsel. Requests for pre-clearance should be submitted at least one business day in advance of the proposed transaction.
Additional Prohibited Transactions
This policy also prohibits Covered Persons from entering into hedging transactions involving Company securities, and from pledging Company securities as collateral for a lending relationship without the prior approval of the Nominating and Corporate Governance Committee. The Company also strongly discourages purchasing securities on margin, and buying or selling

Exhibit 19.1
puts or calls with respect to Company securities. Pre-Clearance Persons must contact the General Counsel prior to engaging in any such transaction.
Section 16 Reporting
The SEC’s rules impose reporting requirements on directors and certain officers of the Company (each, a “Reporting Person”). If there is any change in your beneficial ownership of Company securities at any time, including as a result of gift transactions, you may be required to file a Form 4 with the SEC reporting the change. In virtually all cases, including gifts of Company securities, the Form 4 must be filed within two business days following the transaction. In addition, each Reporting Person is required to file a Form 5 for certain exempt transactions on an annual basis in conjunction with the Company’s year-end proxy activity.
Under the SEC rules, the preparation and filing of these Section 16 reports is the sole responsibility of each Reporting Person. However, because of the complexities of compliance filing requirements and to assist in preventing and detecting inadvertent violations, the Company has determined that it is prudent to provide Reporting Persons with assistance in preparing and filing reports. In this regard, the following compliance procedures have been implemented:

Designated Filing Coordinator
The General Counsel can assist all Reporting Persons in preparing, reviewing and filing all Section 16 reports.
Preparation and Filing
All transactions must be immediately reported to the Company via:
(a)Telephone (574-371-9220), and
(b)Written notice via e-mail to the Company’s General Counsel. This notification must include the details of every transaction involving Company securities, including gifts, transfer, pledges and all 10b5-1 transactions.
The following information must be included in this communication:
1.Name of person completing transaction
2.Date of transaction
3.Type of transaction (buy, sell, gift, etc)
4.Number of shares
5.Share price of transaction
Upon receiving this information, a Form 4 or Form 5 will be prepared on your behalf. Due to the short two business day period in which to file the reports, the form will be executed on your behalf using the power of attorney that you have granted to the Company for this purpose.
Please contact the General Counsel immediately if you believe there are any errors in the filings, so that the form can be corrected. In most cases, the filing of an amendment to correct information will not result in the initial filing being deemed a late filing.

Exhibit 19.1
Consequences of Late Filings
The consequences of a late filing or the failure to file the required Section 16 reports are significant, including public embarrassment to delinquent Reporting Person and the Company from required disclosures in the proxy statement and Form 10-K, potential SEC enforcement against the Reporting Person and possibly the Company.
Please contact the General Counsel if there are any questions regarding this policy.
Short-Swing Profit and Short Sales
Reporting Persons must also comply with the limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934. The practical effect of these provisions is that Reporting Persons who engage in two “opposite way” transactions involving Company securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any material, nonpublic information.